Exhibit 99.1

Eagle Bulk Shipping Inc. Reports First Quarter 2016 Results

STAMFORD, CT, May 10, 2016-- Eagle Bulk Shipping Inc. (Nasdaq: EGLE) today announced its results for the first quarter ended March 31, 2016.

First Quarter Highlights:

●	Net reported loss of $39.3 million, or $1.04 per share, compared to a net loss of $20.7 million, or $0.55 per share, for the comparable quarter in 2015.
●	Adjusted net loss of $27.5 million, or $0.73 per share, which excludes one-time refinancing expenses of $5.6 million and non-cash vessel impairment of $6.2 million.
●	Net revenues of $21.3 million, compared to $26.3 million for the comparable quarter in 2015.
●	Fleet utilization rate of 98.4%.
●

As previously reported, completion of a comprehensive balance sheet recapitalization that provides Eagle Bulk with approximately $105 million in incremental liquidity and enhanced financial flexibility.

Events Subsequent to the Close of the First Quarter Include:

●	The sale of the vessel Peregrine for $2.7 million net after brokerage commissions.
●	Agreement to sell two additional vessels, MV Harrier and MV Falcon, for $6.5 million net, after brokerage commissions.

Gary Vogel, Eagle Bulk’s CEO, commented, “In a quarter which saw dry bulk indices hit all-time lows in February – coupled with the uncertainty and negative business impact of a protracted forbearance with certain of our lenders - Eagle Bulk acted decisively to significantly enhance our liquidity position and improve our long-term financial flexibility through the execution of a comprehensive balance sheet restructuring.  In addition, as part of this transaction, we formed a new corporate structure to facilitate the Company’s ability to capitalize on market opportunities going forward.

“In this regard, and in line with our objective to become the premier Supramax owner/operator, we continued to build out the Company’s operating platform through the recruitment of top-tier talent in both chartering and operations. We have also focused on technical enhancements, which includes bringing substantially all vessels under in-house management to help actively pursue operational excellence and cost efficiencies over the long-term.”

Results of Operations for the three-month period ended March 31, 2016 and 2015

For the first quarter of 2016, the Company reported a net loss of $39,278,670 or $1.04 per share, based on a weighted average of 37,829,257 diluted shares outstanding. In the comparable first quarter of 2015, the Company reported a net loss of $20,667,064 or $0.55 per share, based on a weighted average of 37,527,010 diluted shares outstanding.

Net revenues in the quarter ended March 31, 2016 were $21,278,288 compared with $26,331,166 recorded in the comparable quarter in 2015. The decrease in revenue is attributable to lower time charter hire rates in the first quarter of 2016.

Total operating expenses for the quarter ended March 31, 2016 were $57,742,766 compared with $43,839,019 recorded in the first quarter of 2015. The increase in operating expenses was primarily due to increase in voyage expenses, refinancing expenses and vessel impairment.

Liquidity and Capital Resources

Net cash used in operating activities during the three-month period ended March 31, 2016 was $19,494,868, compared with net cash used in operating activities of $9,636,748 during the corresponding three-month period ended March 31, 2015. The increase is primarily due to lower charter rates and professional fees with regard to the refinancing transaction.

Net cash used in investing activities during the three-month period ended March 31, 2016, was $508,792, compared with $742,014 during the corresponding three-month period ended March 31, 2015.

Net cash provided by financing activities during the three-month period ended March 31, 2016 was $11,876,073 compared to net cash used in financing activities of $5,191,756 during the corresponding three-month period ended March 31, 2015. The increase in financing activities is due to $60,000,000 received from our Second Lien Loan facility offset by repayment of $15,625,000 of our term loan and $30,158,500 of our revolver loan. The Company also paid $2,340,427 in deferred financing costs.

As of March 31, 2016, our cash balance was $16,768,574, compared to a cash balance of $24,896,161 at December 31, 2015.

As of March 31, 2016 our total availability in the revolving credit facility under the First Lien Facility was $40,158,500.

Capital Expenditures and Drydocking

Our capital expenditures relate to the purchase of vessels and capital improvements to our vessels which are expected to enhance the revenue earning capabilities and safety of these vessels.

In addition to acquisitions that we may undertake in future periods, the other major capital expenditures include funding the Company's program of regularly scheduled drydocking necessary to comply with international shipping standards and environmental laws and regulations. Although the Company has some flexibility regarding the timing of its dry docking, the costs are relatively predictable. The Company anticipates that vessels are to be drydocked every five years for vessels younger than 15 years and every two and a half years for vessels older than 15 years, accordingly, these expenses are deferred and amortized over that period. Funding of these requirements is anticipated to be met with cash from operations. We anticipate that this process of recertification will require us to reposition these vessels from a discharge port to shipyard facilities, which will reduce our available days and operating days during that period.

Drydocking costs incurred are deferred and amortized to expense on a straight-line basis over the period through the date of the next scheduled drydocking for those vessels. In the three months ended March 31, 2016, three of our vessels were drydocked, and we incurred $1,276,178 in drydocking related costs. In the three months ended March 31, 2015, five of our vessels were drydocked, three other vessels were still in drydock as of March 31, 2015 and we incurred $3,060,384 in drydocking related costs. The following table represents certain information about the estimated costs for anticipated vessel drydockings in the next four quarters, along with the anticipated off-hire days:

Quarter Ending	Off-hire Days(1)	Projected Costs(2)
June 30, 2016	22	$0.65 million
September 30, 2016	66	$1.95 million
December 31, 2016	22	$0.65 million
March 31, 2017	none	none

(1)	Actual duration of drydocking will vary based on the condition of the vessel, yard schedules and other factors.
(2)	Actual costs will vary based on various factors, including where the drydockings are actually performed.

Summary Consolidated Financial and Other Data:

The following table summarizes the Company’s selected consolidated financial and other data for the periods indicated below.

CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended March 31, 2016	Three Months Ended March 31, 2015

Revenues, net	$21,278,288	$26,331,166

Voyage expenses	9,244,047	5,182,175
Vessel expenses	20,480,635	20,448,706
Charter hire expenses	1,488,518	1,215,964
Depreciation and amortization	9,396,701	10,557,171
General and administrative expenses	5,331,343	6,435,003
Refinancing expenses	5,634,260	-
Vessel impairment	6,167,262	-
Total operating expenses	57,742,766	43,839,019
Operating loss	(36,464,478)	(17,507,853)

Interest expense	2,817,646	3,162,166
Interest income	(3,454)	(2,955)
Total other expense, net	2,814,192	3,159,211
Net loss	$(39,278,670)	$(20,667,064)

Weighted average shares outstanding:
Basic	37,829,257	37,527,010
Diluted	37,829,257	37,527,010

Per share amounts:
Basic net loss	$(1.04)	$(0.55)
Diluted net loss	$(1.04)	$(0.55)

Fleet Operating Data

	Three Months Ended	Three Months Ended
	March 31, 2016	March 31, 2015
Ownership Days	4,004	4,050
Chartered in Days	151	90
Available Days	4,096	4,021
Operating Days	4.030	3,904
Fleet Utilization (%)	98.4%	97.1%

CONSOLIDATED BALANCE SHEETS

	March 31, 2016	December 31, 2015
ASSETS:
Current assets:
Cash and cash equivalents	$16,768,574	$24,896,161
Accounts receivable	7,096,206	7,076,528
Prepaid expenses	2,633,930	3,232,763
Inventories	5,596,345	5,574,406
Other assets	112,486	245,569
Total current assets	32,207,541	41,025,427
Noncurrent assets:
Vessels and vessel improvements, at cost, net of accumulated depreciation of $58,027,166 and $49,148,080, respectively	719,026,871	733,960,731
Other fixed assets, net of accumulated amortization of $183,670 and $159,827, respectively	592,970	220,509
Restricted cash	141,161	141,161
Deferred drydock costs	11,928,415	11,146,009
Other assets	117,113	109,287
Total noncurrent assets	731,806,530	745,577,697
Total assets	$764,014,071	$786,603,124
LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$11,411,500	$8,216,473
Accrued interest	327,283	401,232
Other accrued liabilities	10,798,848	10,827,075
Fair value below contract value of time charters acquired	820,313	1,283,926
Unearned charter hire revenue	2,144,022	1,560,402
Current portion of long-term debt	-	15,625,000
Total current liabilities	25,501,966	37,914,108
Noncurrent liabilities:
First Lien Facility, net of debt issuance costs	193,591,587	225,577,491
Second Lien Facility, net of debt issuance costs	59,795,481	-
Other liabilities	720,915	672,941
Fair value below contract value of time charters acquired	4,511,717	4,094,122
Total noncurrent liabilities	258,619,700	230,344,554
Total liabilities	284,121,666	268,258,662
Commitments and contingencies
Stockholders' equity:
Common stock, $.01 par value, 150,000,000 shares authorized, 45,091,578 and 37,666,059 shares issued and outstanding, respectively	450,916	376,661
Additional paid-in capital	678,565,852	677,813,494
Accumulated deficit	(199,124,363)	(159,845,693)
Total stockholders' equity	479,892,405	518,344,462
Total liabilities and stockholders' equity	$764,014,071	$786,603,124

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	March 31, 2016	March 31, 2015
Cash flows from operating activities:
Net loss	$(39,278,670)	$(20,667,064)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	8,902,929	10,271,775
Amortization of deferred drydocking costs	493,772	285,396
Amortization of debt issuance costs	308,504	724,425
Amortization of fair value below contract value of time charter acquired	(46,018)	(335,330)
Impairment of Vessels	6,167,262	-
Non-cash compensation expense	826,613	1,884,452
Drydocking expenditures	(1,276,178)	(3,060,384)
Changes in operating assets and liabilities:
Accounts receivable	(19,678)	3,833,086
Other assets	125,257	947,830
Prepaid expenses	598,833	715,445
Inventories	(21,939)	(672,954)
Accounts payable	3,195,027	(3,860,279)
Accrued interest	(73,949)	34,882
Accrued expenses	19,747	1,138,665
Unearned revenue	583,620	(876,693)
Net cash used in operating activities	(19,494,868)	(9,636,748)
Cash flows from investing activities:
Vessel Improvements	(112,488)	(742,014)
Purchase of Other Fixed assets	(396,304)	-
Net cash used in investing activities	(508,792)	(742,014)

Cash flows from financing activities:
Proceeds from Second Lien Facility	60,000,000	-
Repayment of Term Loan	(15,625,000)	(3,906,250)
Repayment of Revolver Loan	(30,158,500)	-
Cash used to settle net share equity awards	-	(1,285,506)
Deferred financing costs	(2,340,427)	-
Net cash provided by / (used in) financing activities	11,876,073	(5,191,756)
Net decrease in cash and cash equivalents	(8,127,587)	(15,570,518)
Cash and cash equivalents at beginning of period	24,896,161	39,975,287
Cash and cash equivalents at end of period	$16,768,574	$24,404,769

We have employed all of our vessels in our operating fleet on time and voyage charters. The following table represents certain information about our revenue earning charters with respect to our operating fleet as of March 31, 2016:

Vessel	Year Built	Dwt	Charter Expiration (1)	Daily Charter Hire Rate

Avocet	2010	53,462	May 2016		$5,000

Bittern	2009	57,809	Apr 2016	$	Voyage (1)

Canary	2009	57,809	May 2016		$2,300

Cardinal	2004	55,362	Apr 2016		$1,700 (1)

Condor	2001	50,296	Apr 2016		$3,500 (1)

Crane	2010	57,809	Jun 2016		$1,600 (2)

Crested Eagle	2009	55,989	May 2016	$	Voyage

Crowned Eagle	2008	55,940	Apr 2016	$	Voyage (1)

Egret Bulker	2010	57,809	Unemployed		$(4)

Falcon	2001	50,296	May 2016		$8,250

Gannet Bulker	2010	57,809	Apr 2016		$2,300 (1)

Golden Eagle	2010	55,989	Apr 2016		$4,000 (1)

Goldeneye	2002	52,421	Apr 2016		$2,000 (1)

Grebe Bulker	2010	57,809	Apr 2016		$450 (1)

Harrier	2001	50,296	May 2016		$7,250

Hawk I	2001	50,296	Jun 2016		$7,250

Ibis Bulker	2010	57,775	Apr 2016		$5,500 (1)

Imperial Eagle	2010	55,989	Unemployed		(4)

Jaeger	2004	52,248	Apr 2016		$3,000 (1)

Jay	2010	57,802	Apr 2016		$4,000 (1)

Kestrel I	2004	50,326	Jul 2016	$	Voyage

Kingfisher	2010	57,776	May 2016	$	Voyage

Kittiwake	2002	53,146	Apr 2016		$5,500 (1)

Martin	2010	57,809	May 2016		$7,250

Merlin	2001	50,296	Apr 2016		$4,000 (1)

Nighthawk	2011	57,809	Apr 2016		$2,900 (1)

Oriole	2011	57,809	Apr 2016	$	Voyage (1)

Osprey I	2002	50,206	May 2016		$4,300

Owl	2011	57,809	Apr 2016		$4,700 (1)

Peregrine(5)	2001	50,913	Apr 2016	$	Voyage (1)

Martin	2010	57,809	May 2016		$7,250

Merlin	2001	50,296	Apr 2016		$4,000 (1)

Nighthawk	2011	57,809	Apr 2016		$2,900 (1)

Oriole	2011	57,809	Apr 2016	$	Voyage (1)

Osprey I	2002	50,206	May 2016		$4,300

Owl	2011	57,809	Apr 2016		$4,700 (1)

Peregrine(5)	2001	50,913	Apr 2016	$	Voyage (1)

Petrel Bulker	2011	57,809	Apr 2016		$6,950 (1)

Puffin Bulker	2011	57,809	May 2016		$1,500 (3)

Redwing	2007	53,411	May 2016		$3,500

Roadrunner Bulker	2011	57,809	Apr 2016		$5,350 (1)

Sandpiper Bulker	2011	57,809	Apr 2016		$3,800 (1)

Shrike	2003	53,343	Apr 2016		$5,000 (1)

Skua	2003	53,350	Apr 2016	$	Voiyage (1)

Sparrow	2000	48,225	Unemployed		(4)

Stellar Eagle	2009	55,989	Apr 2016		$3,800 (1)

Tern	2003	50,200	Apr 2016		$3,350 (1)

Thrasher	2010	53,360	Apr 2016		$6,500 (1)

Thrush	2011	53,297	Apr 2016		$3,200 (1)

Woodstar	2008	53,390	Apr 2016		$4,000 (1)

Wren	2008	53,349	May 2016	$	Voyage

(1)	Upon conclusion of the previous charter the vessel will commence a short term charter for up to six months or a spot voyage.
(2)	The vessel is contracted to continue the existing time charter at a daily charter rate of $5,250 after May 24, 2016.
(3)	The vessel is contracted to continue the existing time charter at a daily charter rate of $4,500 after May 5, 2016.
(4)

The vessels are subsequently contracted to perform a short term time charters. MV Egret Bulker is contracted to perform a time charter at a daily charter rate of $5,000; MV Sparrow is contracted to perform a time charter at a daily charter rate of $8,000 and MV Imperial Eagle is contracted to perform a voyage charter.

(5)

On April 26, 2016, the Company sold the vessel Peregrine for $2.7 million after brokerage commissions payable to third party and expects to record a net loss of approximately $150,000 in the second quarter of 2016. The Peregrine was not available for delivery prior to April 26, 2016.

Glossary of Terms:

Ownership days: The Company defines ownership days as the aggregate number of days in a period during which each vessel in its fleet has been owned. Ownership days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of expenses that is recorded during a period.

Chartered-in under operating lease days: The Company defines chartered-in under operating lease days as the aggregate number of days in a period during which the Company chartered-in vessels.

Available days: The Company defines available days as the number of ownership days less the aggregate number of days that its vessels are off-hire due to vessel familiarization upon acquisition, scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and the aggregate amount of time that we spend positioning our vessels. The shipping industry uses available days to measure the number of days in a period during which vessels should be capable of generating revenues.

Operating days: The Company defines operating days as the number of its available days in a period less the aggregate number of days that the vessels are off-hire due to any reason, including unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

Fleet utilization: The Company calculates fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. The shipping industry uses fleet utilization to measure a company's efficiency in finding suitable employment for its vessels and minimizing the amount of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning. Our fleet continues to perform at very high utilization rates.

About Eagle Bulk Shipping Inc.

Eagle Bulk Shipping Inc., is a Marshall Islands corporation headquartered in Stamford, Connecticut. We own one of the largest fleets of Supramax dry bulk vessels in the world. Supramax dry bulk are vessels which are constructed with on-board cranes, ranging in size from approximately 50,000 to 65,000 dwt and are considered a sub-category of the Handymax segment, typically defined as 40,000-65,000 dwt. We transport a broad range of major and minor bulk cargoes, including but not limited to coal, grain, ore, pet coke, cement and fertilizer, along worldwide shipping routes.

Forward-Looking Statements

Matters discussed in this release may constitute forward-looking statements. Forward-looking statements reflect our current views with respect to future events and financial performance and may include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

The forward-looking statements in this release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management's examination of historical operating trends, data contained in our records and other data available from third parties. Although Eagle Bulk Shipping Inc. believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, Eagle Bulk Shipping Inc. cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.

Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including changes in charter hire rates and vessel values, changes in demand that may affect attitudes of time charterers to scheduled and unscheduled drydocking, changes in our vessel operating expenses, including dry-docking and insurance costs, or actions taken by regulatory authorities, potential liability from future litigation, domestic and international political conditions, potential disruption of shipping routes due to accidents and political events or acts by terrorists.

Risks and uncertainties are further described in reports filed by Eagle Bulk Shipping Inc. with the US Securities and Exchange Commission.

Visit our website at www.eagleships.com

Contact:

     Company Contact:

     Adir Katzav

     Chief Financial Officer

     Eagle Bulk Shipping Inc.

     Tel. +1 203-276-8100

     Investor Relations / Media:

     Jonathan Morgan

     Perry Street Communications, New York

     Tel. +1 212-741-0014

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Source: Eagle Bulk Shipping Inc.